Verisign Reports Fourth Quarter and Full Year 2020 Results

RESTON, VA - Feb. 11, 2021 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today reported financial results for the fourth quarter and full year 2020.

Fourth Quarter Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $320 million for the fourth quarter of 2020, up 3.1 percent from the same quarter in 2019. Verisign reported net income of $157 million and diluted earnings per share (diluted “EPS”) of $1.38 for the fourth quarter of 2020, compared to net income of $148 million and diluted EPS of $1.26 for the same quarter in 2019. The operating margin was 63.9 percent for the fourth quarters of 2020 and 2019.

Net income for the fourth quarter of 2020 included recognition of $12.4 million of previously unrecognized income tax benefits as a result of the lapse of certain statutes of limitations. This income tax benefit increased diluted EPS by $0.11.

2020 Financial Results
Verisign reported revenue of $1.27 billion for 2020, up 2.7 percent from $1.23 billion in 2019. Verisign reported net income of $815 million and diluted EPS of $7.07 for 2020, compared to net income of $612 million and diluted EPS of $5.15 in 2019. The operating margin for 2020 was 65.2 percent compared to 65.5 percent in 2019.

Net income for the full year of 2020 included the recognition of $204.2 million of previously unrecognized income tax benefits. These benefits resulted from remeasurements of Verisign’s accrual for uncertain tax positions as previously noted in the first and third quarter 2020 earnings releases and also due to the lapse of certain statutes of limitations noted above. Cumulatively, these income tax benefits increased diluted EPS by $1.77 for 2020.

“Reliance on internet services increased significantly due to the global events of 2020. Our resilient network design and preparedness over decades for challenging scenarios, and our agility and preparation for working remotely, enabled us to reliably and securely meet increased global dependence on the internet,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended 2020 with cash, cash equivalents, and marketable securities of $1.17 billion, a decrease of $51 million from year-end 2019.
•Cash flow from operations was $195 million for the fourth quarter of 2020 and $730 million for the full year of 2020 compared with $194 million for the same quarter in 2019 and $754 million for the full year 2019.
•Deferred revenues as of Dec. 31, 2020, totaled $1.06 billion, an increase of $29 million from year-end 2019.
•During the fourth quarter of 2020, Verisign repurchased 0.8 million shares of its common stock for $170 million. During the full year of 2020, Verisign repurchased 3.7 million shares of its common stock for $735 million.
•Effective Feb. 11, 2021 the Board of Directors approved an additional authorization for share repurchases of approximately $747 million of common stock, which brings the total amount to $1.0 billion authorized and available under Verisign’s share repurchase program, which has no expiration.

Business Highlights

•Verisign ended the fourth quarter of 2020 with 165.2 million .com and .net domain name registrations in the domain name base, a 4.0 percent increase from the end of the fourth quarter of 2019, and a net increase of 1.46 million registrations during the fourth quarter of 2020.
•In the fourth quarter of 2020, Verisign processed 10.5 million new domain name registrations for .com and .net, as compared to 10.3 million for the same quarter in 2019.
•The final .com and .net renewal rate was 73.7 percent for the third quarters of 2020 and 2019. Renewal rates are not fully measurable until 45 days after the end of the quarter.
•Verisign announces that it will increase the annual registry-level wholesale fee for each new and renewal .com domain name registration from $7.85 to $8.39, effective Sept. 1, 2021.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2020 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4776 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.verisign.com.

About Verisign
Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit Verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the effects of the COVID-19 pandemic, risks arising from the agreements governing our business; new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions; system interruptions, security breaches, attacks on the internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the impact of changes to the multi-stakeholder model of internet governance; risks arising from our operation of two root zone servers and our performance of the Root Zone Maintainer functions; changes in internet practices and behavior and the adoption of substitute technologies; the success or failure of the evolution of our markets; the highly competitive business environment in which we operate; whether we can maintain strong relationships with registrars and their resellers to maintain their marketing focus on our products and services; the possibility of system interruptions or failures; challenging global economic conditions; economic, legal and political risk associated with our international operations; our ability to protect and enforce our rights to our intellectual property and ensure that we do not infringe on others’ intellectual property; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the impact of our new strategic initiatives, including our IDN gTLDs; whether we can retain and motivate our senior management and key employees; and the impact of unfavorable tax rules and regulations. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: James Barbour, jbarbour@verisign.com, 703-948-3800

©2021 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$401,194	$508,196
Marketable securities	765,713	709,863
Other current assets	51,033	60,530
Total current assets	1,217,940	1,278,589
Property and equipment, net	245,571	250,283
Goodwill	52,527	52,527
Deferred tax assets	67,914	87,798
Deposits to acquire intangible assets	145,000	145,000
Other long-term assets	37,958	39,812
Total long-term assets	548,970	575,420
Total assets	$1,766,910	$1,854,009
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$208,642	$209,988
Deferred revenues	780,051	755,178
Total current liabilities	988,693	965,166
Long-term deferred revenues	282,838	278,702
Senior notes	1,790,083	1,787,565
Long-term tax and other liabilities	95,494	312,676
Total long-term liabilities	2,168,415	2,378,943
Total liabilities	3,157,108	3,344,109
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5,000; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000,000; Issued shares: 353,789 at December 31, 2020 and 353,157 at December 31, 2019; Outstanding shares: 113,470 at December 31, 2020 and 116,715 at December 31, 2019	14,275,160	14,990,011
Accumulated deficit	(15,662,602)	(16,477,490)
Accumulated other comprehensive loss	(2,756)	(2,621)
Total stockholders’ deficit	(1,390,198)	(1,490,100)
Total liabilities and stockholders’ deficit	$1,766,910	$1,854,009

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$320,284	$310,543	$1,265,052	$1,231,661
Costs and expenses:
Cost of revenues	45,972	46,454	180,177	180,467
Sales and marketing	12,907	13,862	36,790	46,637
Research and development	19,403	15,101	74,671	60,805
General and administrative	37,494	36,560	149,213	137,625
Total costs and expenses	115,776	111,977	440,851	425,534
Operating income	204,508	198,566	824,201	806,127
Interest expense	(22,537)	(22,712)	(90,144)	(90,611)
Non-operating income, net	925	9,123	16,187	43,260
Income before income taxes	182,896	184,977	750,244	758,776
Income tax (expense) benefit	(25,582)	(36,652)	64,644	(146,477)
Net income	157,314	148,325	814,888	612,299
Other comprehensive (loss) income	(15)	(202)	(135)	190
Comprehensive income	$157,299	$148,123	$814,753	$612,489

Earnings per share:
Basic	$1.38	$1.27	$7.08	$5.17
Diluted	$1.38	$1.26	$7.07	$5.15
Shares used to compute earnings per share
Basic	113,872	117,169	115,058	118,513
Diluted	114,107	117,658	115,298	118,968

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$814,888	$612,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	46,352	46,330
Stock-based compensation	48,243	50,626
Amortization of discount on investments in debt securities	(6,131)	(14,777)
Gain on sale of business	(6,402)	(817)
Other, net	3,425	3,668
Changes in operating assets and liabilities:
Other assets	(9,214)	(3,279)
Accounts payable and accrued liabilities	2,227	(24)
Deferred revenues	29,009	16,191
Net deferred income taxes and other long-term tax liabilities	(192,214)	43,675
Net cash provided by operating activities	730,183	753,892
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	2,305,732	2,247,904
Purchases of marketable securities	(2,355,405)	(2,030,521)
Purchases of property and equipment	(43,395)	(40,316)
Proceeds (Payments) from sale of business	20,810	(9,872)
Net cash (used in) provided by investing activities	(72,258)	167,195
Cash flows from financing activities:
Repurchases of common stock	(777,454)	(782,583)
Proceeds from employee stock purchase plan	12,577	13,152
Other financing activities	—	(872)
Net cash used in financing activities	(764,877)	(770,303)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(48)	64
Net (decrease) increase in cash, cash equivalents and restricted cash	(107,000)	150,848
Cash, cash equivalents, and restricted cash at beginning of period	517,601	366,753
Cash, cash equivalents, and restricted cash at end of period	$410,601	$517,601
Supplemental cash flow disclosures:
Cash paid for interest	$87,354	$87,683
Cash paid for income taxes, net of refunds received	$132,683	$89,974